UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SCPIE Holdings Inc.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, If other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Mitchell S. Karlan, M.D.

Chairman

                    , 2006

Dear Stockholders:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of SCPIE Holdings Inc., which will be held at our principal executive offices located at 1888 Century Park East, Los Angeles, CA 90067, on                     , 2006, at             , Pacific Time.

The business to be considered and voted upon at the meeting is explained in the accompanying Notice of Annual Meeting and Proxy Statement.

On behalf of the Board of Directors, I urge you to sign, date and return the enclosed WHITE proxy card as soon as possible or to submit a proxy by telephone or Internet by following the instructions on the WHITE proxy card, even if you currently plan to attend the meeting. Your vote is important, regardless of the number of shares you own. Returning the enclosed proxy or submitting a proxy by telephone or Internet will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting.

Thank you for your support of our Company.

Sincerely,

Mitchell S. Karlan, M.D.
Chairman

SCPIE HOLDINGS INC.

1888 Century Park East

Los Angeles, California 90067

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2006

NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) of SCPIE Holdings Inc. (the “Company”) will be held at our principal executive offices located at 1888 Century Park East, Los Angeles, CA 90067, on                     , 2006, at             , Pacific Time, for the following purposes:

1.	To consider and vote upon the election of three directors to serve until the Annual Meeting of Stockholders in 2009 and until their successors are duly elected and qualified (Item 1 on WHITE proxy card);

2.	To consider and vote upon the ratification of the selection of the Company’s independent registered public accounting firm (Item 2 on WHITE proxy card);

3.	To consider and vote upon granting discretion to proxies with respect to any motion to adjourn or postpone the meeting from time to time to another time and date if such action is necessary to solicit additional proxies in favor of Items 1 or 2 (Item 3 on WHITE proxy card); and

4.	To transact such other business as may come properly before the Annual Meeting or any adjournments or postponements thereof.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE THREE DIRECTORS LISTED ON ITEM 1 OF THE WHITE PROXY CARD AND “FOR” THE PROPOSALS ON ITEMS 2 AND 3 OF THE WHITE PROXY CARD.

Only stockholders of record at the close of business on April 28, 2006, are entitled to receive notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. All stockholders, whether or not they expect to attend the Annual Meeting in person, are requested to complete, date, sign and return the enclosed WHITE proxy card in the accompanying envelope or to submit a proxy by telephone or Internet by following the instructions on the WHITE proxy card. The proxy may be revoked by the person who executed it by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting.

By order of the Board of Directors

Joseph P. Henkes
Secretary

                    , 2006

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED WHITE PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. ALTERNATIVELY, YOU MAY VOTE BY TELEPHONE OR USING THE INTERNET, AS EXPLAINED ON THE WHITE PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON IF YOU WISH, EVEN IF YOU PREVIOUSLY RETURNED YOUR WHITE PROXY CARD (OR SUBMITTED A PROXY BY TELEPHONE OR INTERNET).

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS OF

SCPIE HOLDINGS INC.

To Be Held On                     , 2006

INTRODUCTION

This Proxy Statement is being furnished to the stockholders of SCPIE Holdings Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Company’s Board of Directors from holders of the outstanding shares of $.0001 par value common stock of the Company (“Common Stock”), for use at the Annual Meeting of Stockholders of the Company to be held on                     , 2006, and any adjournments or postponements thereof (the “Annual Meeting”).

The principal executive offices of the Company are located at 1888 Century Park East, Los Angeles, California 90067. The telephone number is (310) 551-5900.

This Proxy Statement is first being mailed to the Company’s stockholders on or about                     , 2006. The costs of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and WHITE proxy card will be borne by the Company.

ABOUT THE MEETING

Where and when is the Annual Meeting being held?

The Annual Meeting will be held at our principal executive offices located at 1888 Century Park East, Los Angeles, CA 90067, on                     , 2006, at             , Pacific Time.

What is the purpose of the Annual Meeting?

The Annual Meeting is being held to consider and vote upon the election of three directors to serve until the Annual Meeting of Stockholders in 2009 and until their successors are duly elected and qualified, to consider and vote upon the ratification of the selection of the Company’s independent registered public accounting firm and to consider and vote upon granting management’s proxies the authority to adjourn or postpone the Annual Meeting to solicit additional proxies. The Company’s Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting.

At the conclusion of the meeting, the Company’s management will report on the performance of the Company in 2005 and respond to questions from stockholders.

Who is entitled to vote at the Annual Meeting?

Only holders of record of shares of Common Stock as of the close of business on April 28, 2006, the record date fixed by the Board of Directors (the “Record Date”), will be entitled to receive notice of and to vote at the Annual Meeting.

As of the Record Date, there were 9,549,516 shares of Common Stock issued, outstanding and entitled to be voted at the Annual Meeting. These shares are held by approximately 5,010 stockholders of record. An additional 500,000 shares of Common Stock have been issued to a wholly owned subsidiary of the Company. These shares are neither voted nor counted for purposes of a quorum under applicable provisions of the Delaware General Corporation Law.

How do I vote?

As a holder of Common Stock, you are entitled to one vote on each matter considered and voted upon at the Annual Meeting for each share of Common Stock held of record by you as of the Record Date. If you complete and properly sign the accompanying WHITE proxy card and return it to the Company (or submit a proxy by telephone or the Internet by following the instructions found on the accompanying WHITE proxy card) and if it is received in time and not duly revoked, it will be voted at the Annual Meeting in accordance with the instructions indicated in such proxy. If you are a registered stockholder and attend the meeting, you may deliver your completed WHITE proxy card at that time or vote in person. If your shares of Common Stock are held in “street name” and you wish to vote at the meeting, you must obtain a proxy card from the institution that holds your shares.

What are the Board’s recommendations?

The Board’s recommendation is set forth together with a description of the proposal in this Proxy Statement. In summary, the Board recommends that you vote:

•	FOR election of Kaj Ahlmann, Willis T. King, Jr. and Elizabeth A. Murphy to serve as directors until the Annual Meeting of Stockholders in 2009 and until their successors are duly elected and qualified (see page 9).

•	FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006 (see page 27).

•	FOR granting management’s proxies the authority to adjourn or postpone the Annual Meeting from time to time to solicit additional proxies (see page 27).

What should I do with the GOLD proxy card I may receive or may have already received from certain of the Company’s stockholders?

On January 20, 2006, a group of stockholders led by Joseph Stilwell (together, the “Stilwell Group”) announced that it intends to nominate its own slate of three candidates for election as directors. In connection with Stilwell’s proxy solicitation, you may receive or may have already received a GOLD proxy card. After careful consideration, and based in part on the recommendations of the Nominating/Corporate Governance Committee, the Company’s Board of Directors believes that election of the Stilwell Group’s nominees is not in the best interests of the Company and its stockholders. Accordingly, the Company’s Board of Directors recommends that you discard the GOLD proxy card and vote for the Board’s nominees, Kaj Ahlmann, Willis T. King, Jr. and Elizabeth A. Murphy on the enclosed WHITE proxy card.

The Company’s Board of Directors recommends that you sign, date and return the WHITE proxy card (or submit a proxy by telephone or Internet by following the instructions found on the WHITE proxy card). If you have already returned a GOLD proxy card, you can effectively revoke it by signing, dating and returning the WHITE proxy card (by submitting a proxy by telephone or Internet by following the instructions found on the WHITE proxy card).

Who does the Board intend to appoint to succeed Dr. McElwee, who has informed the Board that he intends to resign after the Annual Meeting?

Charles B. McElwee, M.D., who currently serves on the Board of Directors, has informed the Company that he intends to resign after the Annual Meeting. After careful consideration, the Board has concluded, based in part on the recommendation of the Nominating/Corporate Governance Committee, that it intends to appoint Marshall S. Geller to succeed Dr. McElwee as a member of the Board of Directors and to serve on the Board for the remainder of Dr. McElwee’s term. Dr. McElwee serves in the class of directors with terms expiring at the 2008 Annual Meeting of Stockholders.

Can I submit a proxy to vote by telephone or electronically?

You may submit a proxy to vote by telephone or through the Internet on each matter to be considered by the stockholders at the Annual Meeting.

Stockholders with shares registered directly with Mellon Investor Services LLC, the Company’s transfer agent (“Mellon”), may submit a proxy to vote by telephone by calling 1-866-540-5760 using a touch-tone phone and following the recorded instructions. Stockholders will be asked to provide the control number from the enclosed WHITE proxy card.

Stockholders with shares registered directly with Mellon may submit a proxy to vote on the Internet by accessing http://www.proxyvoting.com/skp to complete an electronic proxy card. Stockholders will be asked to provide the control number from the enclosed WHITE proxy card. If your shares are held in “street name,” you will need to contact your broker or other nominee to determine whether you will be able to give voting instructions by telephone or electronically.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum to conduct business at the Annual Meeting. Proxies received but marked as abstentions and “broker non-votes” (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but cannot be voted on others) will be included in the calculation of the number of shares considered to be present at the Annual Meeting.

What happens if I submit a WHITE proxy card without giving specific voting instructions?

Unless you give other instructions on your WHITE proxy card, the shares represented by that proxy will be voted “FOR” the election, as directors of the Company, of Kaj Ahlmann, Willis T. King, Jr. and Elizabeth A. Murphy, “FOR” the ratification of the selection of the Company’s independent registered public accounting firm and “FOR” granting management’s proxies the authority to adjourn or postpone the Annual Meeting to solicit additional proxies. With respect to any other proposals that properly come before the meeting, the proxy holders will vote using their own discretion. In addition, if any director nominee is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the remaining nominees and for such other persons as the Board shall nominate. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the proposals to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those proposals. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum. Therefore, any “broker non-votes” may have the effect of a vote against such proposal.

Can I revoke my proxy after I return my WHITE proxy card?

Yes. After you have given a proxy, you may revoke it at any time prior to its exercise at the Annual Meeting by either (1) giving written notice of revocation to the Secretary of the Company, (2) properly submitting to the Company a duly executed proxy bearing a later date or (3) voting in person at the Annual Meeting. All written notices of revocation or other communications with respect to revocation of proxies must be received prior to the exercise of the proxies and should be addressed as follows: SCPIE Holdings Inc., 1888 Century Park East, Los Angeles, California 90067, Attention: Joseph P. Henkes, Secretary.

Will abstentions affect the voting results?

You may abstain to vote on any item other than the election of directors. A properly executed proxy marked “ABSTAIN” with respect to any matter will not be voted with respect to such matter, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote with respect to any matter requiring the approval of the holders of at least a majority of issued and outstanding shares of common stock present in person or represented by proxy at the meeting.

What vote is required for election of directors?

A plurality of the votes of shares of Common Stock present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting, at which a quorum must be present, is required for the election of the directors identified in this Proxy Statement. With respect to the election of directors, stockholders may (1) vote “FOR” all three nominees, (2) “WITHHOLD” authority to vote for all such nominees or (3) “WITHHOLD” authority to vote for any individual nominee or nominees but vote for all other nominees. Because directors are elected by a plurality of the votes of shares of Common Stock present or represented at the meeting and entitled to vote on the election of directors, votes to withhold authority with respect to one or more nominees and any “broker non-votes” will have no effect on the outcome of the election.

What vote is required to ratify the selection of the Company’s independent registered public accounting firm and to grant management’s proxies the authority to adjourn or postpone the Annual Meeting to solicit additional proxies?

The vote of the holders of a majority of the issued and outstanding shares of Common Stock present in person or represented by proxy at the Annual meeting, at which a quorum must be present, is required to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006 and to grant management’s proxies the authority to adjourn or postpone the Annual Meeting to solicit additional proxies. As such, abstentions with respect to this proposal and any “broker non-votes” will have the same effect as a vote “AGAINST” the proposal. Because brokers have discretion to vote in favor of this proposal, there will be no “broker-non-votes” with respect thereto.

STOCK OWNERSHIP

What is the stock ownership of the Company’s directors, executive officers and largest beneficial owners?

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of April 18, 2006, by (i) each stockholder known by the Company to be a beneficial owner of more than 5% of any class of the Company’s voting securities, (ii) each director and nominee of the Company, (iii) the Chief Executive Officer and each additional executive officer named in the summary compensation table under “Executive Compensation” below and (iv) all directors, nominees and executive officers of the Company as a group. The Company believes that, except as otherwise noted, each individual named has sole investment and voting power with respect to the shares of Common Stock indicated as beneficially owned by such individual. Unless otherwise indicated, the business address of each named person is c/o SCPIE Holdings Inc., 1888 Century Park East, Los Angeles, California 90067.

Name	Number of Shares Beneficially Owned (1)(2)(3)	Percent of Total (1)(2)(3)	Deferred Stock Units (4)(5)
Aegis Financial Corporation (6)	1,012,700	10.6%	—
The Stilwell Group (7)	625,700	6.55%	—
Dimensional Fund Advisors Inc. (8)	541,650	5.67%	—
Donald J. Zuk	272,302	2.79%	—
SC Fundamental LLC (9)	265,727	2.78%	—
Joseph P. Henkes	106,808	1.11%	—
Robert B. Tschudy	102,631	1.06%	—
Ronald L. Goldberg	70,000	*	—
Mitchell S. Karlan	61,377	*	4,000
Willis T. King, Jr.	56,967	*	—
Charles B. McElwee, M.D.	40,907	*	—
Wendell L. Moseley, M.D.	38,137	*	4,000
Donald P. Newell	35,307	*	—
Jack E. McCleary, M.D.	38,653	*	—
William A. Renert, M.D.	35,562	*	4,000
Reinhold A. Ullrich, M.D.	34,416	*	4,000
Henry L. Stoutz, M.D.	30,262	*	4,000
Ronald H. Wender, M.D.	24,000	*	—
Louis H. Masotti, Ph.D.	21,000	*	—
Kaj Ahlmann	0	*	—
Marshall Geller	0	*	—
Elizabeth A. Murphy	0	*	—
All directors and executive officers as a group	968,326	9.45%	20,000

*	Less than 1%.

(1)	As to each of the following persons (and all directors and executive officers as a group), the table includes the following shares issuable upon exercise of options that are exercisable within 60 days from April 18, 2006: Donald J. Zuk, 204,000; Joseph P. Henkes, 90,000; Robert B. Tschudy, 100,000; Ronald L. Goldberg, 70,000; Mitchell S. Karlan, M.D., 21,667; Willis T. King, Jr., 23,667; Charles B. McElwee, M.D., 23,667; Wendell L. Moseley, M.D., 21,667; Donald P. Newell, 22,000; Jack E. McCleary, M.D., 23,667; William A. Renert, M.D., 21,667; Reinhold A. Ullrich, M.D., 18,000; Henry L. Stoutz, M.D., 21,667; Ronald H. Wender, M.D., 22,000; and Louis H. Masotti, Ph.D., 17,000.

(2)	Based on 9,549,516 shares of Common Stock issued and outstanding as of the Record Date; this figure does not include 500,000 shares of Common Stock held by a wholly owned subsidiary of the Company that are neither voted nor counted for purposes of a quorum under applicable provisions of the Delaware General Corporation Law.

(3)	As to each of the following persons (and all directors and executive officers as a group), the table includes the following shares of restricted stock that will vest within 60 days from April 18, 2006: Willis T. King, Jr., 2,000; Louis H. Masotti, Ph.D., 2,000; Jack E. McCleary, M.D., 2,000; Charles B. McElwee, M.D., 2,000; and Ronald H. Wender, M.D., 2,000.

(4)	Deferred stock units are not included in the beneficial ownership totals or in the percent of ownership (columns 1 and 2) because they are not yet issued shares and do not have voting or investment power.

(5)	The reported number of deferred stock units include deferred stock units that vest within 60 days from April 18, 2006.

(6)	Based solely upon information contained in a report on Schedule 13G jointly filed by Aegis Financial Corporation, William S. Berno, Paul Gambal and Scott L. Barbee with the Securities and Exchange Commission (the “SEC”) on February 14, 2006. According to this filing, Aegis Financial Corporation has sole voting and dispositive power with respect to 1,001,900 shares; Mr. Berno has shared voting and dispositive power with respect to 1,001,900 shares; Mr. Barbee has sole voting and dispositive power with respect to 10,800 shares and shared voting and dispositive power with respect to 1,001,900 shares; and Mr. Gambal has sole voting and dispositive power with respect to 500 shares and shared voting and dispositive power with respect to 1,001,900 shares. The business address of each of the above is 1100 North Glebe Road, Suite 1040, Arlington, Virginia 22201.

(7)	Based solely upon information contained in a report on Preliminary Schedule 14A jointly filed by Stilwell Value Partners III, L.P., Stilwell Value LLC, Joseph Stilwell, Gregory Noonan and Spencer L. Schneider (collectively, the “Stilwell Group”) with the SEC on March 24, 2006. According to this filing, each of Stilwell Value Partners III, L.P., Stilwell Value LLC and Mr. Stilwell has shared voting and dispositive power with respect to 625,700 shares and each of Messrs. Noonan and Schneider has shared voting and dispositive power with respect to 30,000 shares. The business address of Stilwell Value Partners III, L.P., Stilwell Value LLC and Mr. Stilwell is 26 Broadway, 23rd Floor, New York, New York 10004, the residence address of Mr. Noonan is 26 Inverness Court, White Plains, New York 10605 and the business address of Mr. Schneider is 70 Lafayette Street, New York, New York 10013.

(8)	Based solely upon information contained in a report on Schedule 13D jointly filed by Dimensional Fund Advisors Inc. with the SEC on February 6, 2006. According to this filing, Dimensional Fund Advisors Inc. has sole voting and dispositive power with respect to 541,650 shares; however, Dimensional Fund Advisors Inc. disclaims beneficial ownership of such securities, which are owned by various investment companies, trusts and accounts which it advises. The business address of Dimensional Fund Advisors Inc. is 129 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(9)	Based solely upon information contained in a report on Schedule 13D/A jointly filed by SC Fundamental Value Fund, L.P., SC Fundamental LLC, SC Fundamental BVI, Ltd., SC-BVI Partners, PMC-BVI, Inc., SC Fundamental Value BVI, Inc., Peter M. Collery, Neil H. Koffler and John T. Bird with the SEC on December 5, 2005. According to this filing, SC Fundamental Value Fund, L.P. has sole voting and dispositive power with respect to 265,727 shares; SC Fundamental LLC has shared voting and dispositive power with respect to 265,727 shares; SC Fundamental BVI, Ltd. has sole voting and dispositive power with respect to 200,473 shares; each of SC-BVI Partners, PMC-BVI, Inc. and SC Fundamental Value BVI, Inc. has shared voting and dispositive power with respect to 200,473 shares; Mr. Collery has sole voting and dispositive power with respect to 100 shares held by him as custodian for his children and shared voting and dispositive power with respect to 466,200 shares; and each of Messrs. Koffler and Bird has shared voting and dispositive power with respect to 466,200 shares. The business address of each of the above is 747 Third Avenue, 27th Floor, New York, New York 10017.

PROPOSALS

ELECTION OF DIRECTORS

(Proxy Item 1)

General

The Company’s Board of Directors is divided into three classes, with the terms of office of the respective classes ending in successive years. Three directors are to be elected at the Annual Meeting for full three-year terms expiring in 2009. The Board’s nominees are Kaj Ahlmann, Willis T. King, Jr. and Elizabeth A. Murphy. Mr. King is currently a director of the Company. Drs. Louis H. Masotti and Reinhold A. Ullrich, who currently serve on the Board of Directors, have informed the Company that they do not intend to seek re-election at this year’s meeting.

On January 20, 2006, the Stilwell Group, beneficial owners of approximately 6.6% of the Company’s common stock according to a filing made with the SEC on March 7, 2006, indicated that it intends to nominate Gregory Noonan, Spencer L. Schneider and Joseph Stilwell for election at this year’s meeting. After careful consideration, and based in part on the recommendations of the Nominating/Corporate Governance Committee, the Company’s Board of Directors believes that election of the Stilwell Group’s nominees are not in the best interests of the Company and its stockholders. Accordingly, the Company’s Board of Directors recommends that you discard the Stilwell Group’s GOLD proxy card and vote the WHITE proxy card for Messrs. Ahlmann and King and Ms. Murphy to serve as directors on the Company’s Board of Directors.

Charles B. McElwee, M.D., who currently serves on the Board of Directors, has informed the Company that he intends to resign after the Annual Meeting. After careful consideration, the Board has concluded that, upon Dr. McElwee’s resignation from the Board, it intends to appoint Marshall S. Geller to succeed Dr. McElwee as a member of the Board of Directors. The Board has carefully considered the contemplated appointment of Mr. Geller, and believes that the addition of Mr. Geller to the Board is in the best interests of the Company and its stockholders. The Nominating/Corporate Governance Committee endorses the Board’s selection of Mr. Geller. Dr. McElwee serves as director in the class with terms expiring at the 2008 Annual Meeting of Stockholders.

Directors hold office until the Annual Meeting for the year in which their respective terms expire and until their successors are elected and qualified unless, prior to that time, they have resigned, retired, or otherwise left office.

All shares of Common Stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified. If no specification is made, the proxies will be voted for the election of the three directors identified below. If any nominee is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the remaining nominees and for such other persons as the Board shall nominate.

Set forth below is information regarding each nominee or director continuing in office, including a description of his or her positions and offices with the Company (other than as a director); a brief description of his or her principal occupation and business experience during at least the last five years; directorships presently held by him or her in certain other companies or associations; his or her age; and the date each director was first elected to the Board of the Company or its predecessors.

Nominees for Election as Directors to be Elected for a Term of Three Years

Ending at the Annual Meeting of Stockholders in 2009

Kaj Ahlmann, 55, provides independent consulting services to various companies related to the reinsurance and insurance industries. From 2001 to 2003, Mr. Ahlmann was the Chairman and CEO of Inreon, a global electronic reinsurance venture created by Munich Re, Swiss Re, Internet Capital Group and Accenture. Mr. Ahlmann was Vice Chairman and Executive Officer of E.W. Blanch Holdings, Inc., a provider of integrated risk management and distribution services, from 1999 to 2001, and Chairman, President and CEO of Employers Reinsurance Corporation, one of the major reinsurance companies globally, from 1993 to 1999. Mr. Ahlmann has served on the boards of Danish Re, E.W. Blanch Holdings, Inc., Employers Reinsurance Corporation, GE Capital Services, Inc., Hampton Re Holdings Ltd. and Inreon. Mr. Ahlmann currently serves on the boards of Erie Indemnity Company, Erie Insurance Group and Cyrus Re. Mr. Ahlmann graduated from the University of Copenhagen in Denmark with a MS in Mathematics in 1975, and a BS in Mathematics in 1971. Mr. Ahlmann was recommended for consideration as a nominee for election to the Board of Directors by the search firm, Spencer Stuart.

Willis T. King, Jr., 61, Director, has been a member of the Board since 1997. He has been Chairman of First Protective Insurance Company of Lake Mary, Florida, since this Florida homeowner’s insurance company was founded in 1998. Mr. King retired as Chairman and Chief Executive Officer of Highlands Insurance Group, Inc., a property and casualty insurance company, in November 2001. On October 31, 2002, Highlands Insurance Group, Inc. filed a voluntary petition for protection under Chapter 11 of the United States Bankruptcy Code. Prior to his service with Highlands Insurance Group, he was a director and officer of J&H Marsh McLennan, insurance brokers, from March 1997 until April 1999. From 1986 to 1997, Mr. King served as Chairman and Chief Executive Officer of Willcox Incorporated Reinsurance Intermediaries. Currently, he serves as a director of Max Re Capital Ltd., a publicly traded company, and of BCSI Holdings Inc., a privately held property/casualty insurance company.

Elizabeth A. Murphy, 52, was appointed Executive Vice President and Chief Financial Officer of Scottish Re Group Limited in April 2002. Ms. Murphy retired from her position as Chief Financial Officer of the Scottish Re Group Limited, a New York Stock Exchange (“NYSE”) traded company, in August 2005 and as Executive Vice President on March 31, 2006. From January 2001 to March 2002, Ms. Murphy was the Treasurer at ACE Limited, a property and casualty insurance company. From December 1993 through December 2000 she served as the Chief Financial Officer of ACE Tempest Reinsurance Ltd. Prior to joining ACE Tempest Reinsurance Ltd., she served in Senior Audit Manager positions with PricewaterhouseCoopers in Bermuda and London. Ms. Murphy graduated from the University of Southampton in England with a BS in Social Sciences in 1975 and is a member of the Institute of Chartered Accountants in England and Wales. Ms. Murphy was recommended for consideration as a nominee for election to the Board of Directors by the search firm, Spencer Stuart.

The Board of Directors recommends a vote “FOR” the election of each of the three nominee directors named above.

Directors Whose Terms of Office Continue

Terms Expiring at 2007 Annual Meeting of Stockholders

Mitchell S. Karlan, M.D., 78, Chairman of the Board, has been a member of the Board since 1986. He has been a board-certified general surgeon in Los Angeles, California, for more than five years. Dr. Karlan is a past Chairman of the American Medical Association, Council on Scientific Affairs. He is a former President of the Los Angeles County Medical Association (“LACMA”), a former Chairman of LACMA’s Board of Trustees and a past member of the California Medical Association (“CMA”) Board of Trustees. Dr. Karlan is the immediate past President of the Medical Board of California. He also is a director in the Breast Center/Cedars-Sinai Medical Center.

Jack E. McCleary, M.D., 78, Director, has been a member of the Board since 1982. He had been a board-certified dermatologist in Sherman Oaks, California, for more than five years prior to his retirement in 1997. He is a former CMA and LACMA President and Speaker of the CMA House of Delegates.

Wendell L. Moseley, M.D., 78, Director, has been a member of the Board since 1983. He had been a board-certified family practitioner in San Bernardino, California, for more than five years prior to his retirement in

1992. Dr. Moseley was named Teacher of the Year for 1995-1996 in the Department of Family Practice at Loma Linda University School of Medicine, and was a member of the school’s clinical faculty from 1991 to 2000. Dr. Moseley is a past President of the San Bernardino County Medical Society. Dr. Moseley served as a CMA delegate for 27 years.

Donald P. Newell, 68, Director, Senior Vice President and General Counsel. Mr. Newell has been Senior Vice President and General Counsel of the Company since 2001 and a member of the Board since 1997. Prior to joining the Company, he had been a partner at the law firm of Latham & Watkins LLP in San Diego, California, for more than five years. Mr. Newell is also a director of Mercury General Corporation, a publicly traded insurance holding company.

Terms Expiring at 2008 Annual Meeting of Stockholders

Charles B. McElwee, M.D., 75, Director, has been a member of the Board since 1995. He has been a board-certified orthopedic surgeon in Covina, California, for more than five years, and is also affiliated with the University of Southern California School of Medicine. Dr. McElwee is a former President of LACMA, and a former Chairman of its Board of Trustees. Dr. McElwee is a former member of the Board of Trustees of the CMA, and is a past President of the California Orthopaedic Association. Dr. McElwee has indicated his intention to resign from his position as director of the Company after the Annual Meeting. Upon Dr. McElwee’s resignation, the Board intends to appoint Marshall S. Geller to fulfill his term.

William A. Renert, M.D., 66, Director, has been a member of the Board since 1990. He has been a board-certified radiologist in La Mesa, California, for more than five years. He is a past Chairman of the Board of Directors of Grossmont Hospital and a past President of the San Diego County Medical Society.

Henry L. Stoutz, M.D., 73, Director, has been a member of the Board since 1976. He had been a board-certified urologist in Ventura, California, for more than five years prior to his retirement in 1997. Dr. Stoutz is a former clinical instructor, Department of Urology, at the UCLA School of Medicine.

Ronald H. Wender, M.D., 59, Director, has been a member of the Board since 2001. He has been a board-certified anesthesiologist in Los Angeles, California, for more than five years. Currently, Dr. Wender is co-chair of the Department of Anesthesiology at Cedars-Sinai Medical Center in Los Angeles, and is a co-founder and co-managing partner of the General Anesthesia Specialist Partnership (GASP) Medical Group, also in Los Angeles. In addition, he is the director of anesthesia research and teaching programs at Cedars-Sinai. Dr. Wender is on the teaching faculty at UCLA, UC Irvine and Martin Luther King/Drew Medical Center. Dr. Wender is also President of the Medical Board of California.

Donald J. Zuk, 69, Director, President and Chief Executive Officer, has been a member of the Board since 1997. Mr. Zuk became Chief Executive Officer of the Company’s predecessor in 1989. Prior to joining the Company, he served 22 years with Johnson & Higgins, insurance brokers. His last position there was Senior Vice President in charge of its Los Angeles Health Care operations, which included the operations of the Company’s predecessor. Mr. Zuk is a director of BCSI Holdings Inc., a privately held property/casualty insurance company.

Contemplated Resignation by Dr. McElwee and Appointment of Mr. Geller

Upon Dr. McElwee’s resignation, the Board intends to appoint Marshall S. Geller as a director in the class with terms expiring at the 2008 Annual Meeting of Stockholders.

Marshall S. Geller, 67, is the co-founder and Senior Managing Director of St. Cloud Capital, a Los Angeles based private investment fund formed in December 2001. He is also Chairman, CEO and founding partner of Geller & Friend Capital Partners, Inc., a private merchant bank formed in November 1995. Mr. Geller has spent more than 40 years in corporate finance and investment banking, including 21 years as Senior

Managing Director for Bear, Stearns and Company, with oversight of all operations in Los Angeles, San Francisco, Chicago, Hong Kong and the Far East. Mr. Geller currently serves as a Non-Executive Chairman of the Board of Directors of ShopNBC-Value Vision Media, Inc. and as director on the boards of GP Strategies Corporation, 1st Century Bank N.A., Blue Holdings, Inc. and National Holdings Corp. Mr. Geller also serves as a member of the Board of Governors of Cedars-Sinai Medical Center, Los Angeles. Mr. Geller graduated from California State University, Los Angeles, with a BS in Business Administration, where he currently serves on the Dean’s Advisory Council for the College of Business & Economics.

Meetings and Committees of the Board of Directors

There were four meetings of the Company’s Board of Directors during the year ended December 31, 2005. During 2005, no incumbent director attended less than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of committees of the Board of Directors on which the director serves. It is the Company’s policy to invite members of the Board of Directors to attend each Annual Meeting of Stockholders. All members of the Board attended the 2005 Annual Meeting and are expected to attend the 2006 Annual Meeting.

The Board of Directors has five standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee and the Stock Option and Incentive Bonus Committee.

Executive Committee.    The Executive Committee operates pursuant to a written charter adopted by the Board of Directors. The Executive Committee has the authority to exercise all powers of the Board of Directors between meetings of the Board, except in cases where action of the entire Board is required by the Company’s Amended and Restated Certificate of Incorporation, the Company’s Bylaws or applicable law. The Executive Committee consists of four members, one of whom is required to be the Chairman of the Board of Directors. The members of the Executive Committee are Drs. Karlan (Chairman), McCleary and Moseley, and Mr. Zuk. The Executive Committee held 13 meetings in 2005.

Audit Committee.    The Audit Committee, established by the Board of Directors in accordance with requirements of Section 3(a)(58)(A) of the Securities Exchange Act of 1934, operates pursuant to a written charter adopted by the Board of Directors. The Audit Committee selects and engages the Company’s independent auditors, reviews the scope of audit engagements, reviews comment letters of such auditors and management’s response thereto, approves professional services provided by such auditors, reviews the independence of such auditors, reviews any major accounting changes made or contemplated, considers the range of audit and non-audit fees, reviews the adequacy of the Company’s internal accounting controls and annually reviews its charter and submits any recommended changes to the Board of Directors for its consideration. The Audit Committee consists of four members: Drs. Wender (Chairman), McCleary and Renert, and Mr. King. The Board of Directors has determined that each member of the Audit Committee is “independent” and meets the financial literacy requirements of the listing standards under the NYSE, that each member of the Audit Committee meets the enhanced independence standards established by the Securities and Exchange Commission (“SEC”) and that Mr. King qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. The Audit Committee held four meetings in 2005.

Compensation Committee.    The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors. The Compensation Committee establishes remuneration levels for the Chief Executive Officer, Chief Financial Officer and Senior Vice Presidents of the Company, reviews significant employee benefit programs and establishes, as it deems appropriate, and administers executive compensation programs, including bonus plans, certain equity-based programs, deferred compensation plans and any other such cash or stock incentive programs. The Chief Executive Officer of the Company establishes remuneration levels for other employees of the Company. The Compensation Committee consists of three members: Drs. Karlan (Chairman) and Moseley, and Mr. King. The Board of Directors has determined that each member of the Compensation Committee is “independent” under the NYSE listing standards. The Compensation Committee held three meetings in 2005.

Nominating/Corporate Governance Committee.    The Nominating/Corporate Governance Committee operates pursuant to a written charter adopted by the Board of Directors. The Nominating/Corporate Governance Committee identifies and recommends to the Board of Directors qualified candidates for nomination as directors of the Company, develops and recommends to the Board of Directors corporate governance principles applicable to the Company and oversees the evaluation of the Board of Directors and management of the Company. The Nominating/Corporate Governance Committee consists of three members: Drs. Masotti (Chairman), McCleary and Wender. The Board of Directors has determined that each member of the Nominating/Corporate Governance Committee is “independent” under the NYSE listing standards. The Nominating/Corporate Governance Committee held two meetings in 2005.

Stock Option and Incentive Bonus Committee.    The Stock Option and Incentive Bonus Committee operates pursuant to a written charter adopted by the Board of Directors. The Stock Option and Incentive Bonus Committee has responsibility to establish criteria and standards for incentive compensation awarded to senior executives of the Company, to administer the stock option program of the Company and to ensure compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended. The Stock Option and Incentive Bonus Committee consists of two members, Drs. McCleary (Chairman) and Stoutz. The Stock Option and Incentive Bonus Committee held two meeting in 2005.

Director Independence

The Company’s Board of Directors currently consists of 12 directors. The Board has determined that each of Drs. Karlan, Masotti, McCleary, McElwee, Moseley, Renert, Stoutz, Ullrich and Wender and Mr. King has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is “independent” under the NYSE listing standards. The Board has also determined that Kaj Ahlmann and Elizabeth A. Murphy are independent as so defined. In making its determination, the Board took into account the fact that in November 2005 the Company sold the shares of common stock it held in BCSI Holdings Inc. (a privately held property/casualty insurance company of which Messrs. Zuk and King are directors and Mr. King owns less than one percent of the shares of common stock) to the company’s parent and that Drs. McElwee, Moseley and Ullrich provide consulting services to the Company’s insurance subsidiaries for which each of them is paid less than $30,000 per year in consulting fees.

Executive Sessions of Non-Management Directors

The Board holds regularly scheduled executive sessions of its non-management directors and will at least annually schedule a meeting with only independent directors. In accordance with the Company’s corporate governance guidelines, Dr. Karlan, Chairman of the Board, presides at these meetings as lead independent director. If Dr. Karlan is unable to participate, another non-management director designated by the remaining non-management directors will preside at these meetings. The non-management directors met three times during 2005.

Director Nomination Process

Director Qualifications.    The Nominating/Corporate Governance Committee has established certain criteria it considers as guidelines in considering nominations to the Company’s Board of Directors. The criteria include: (a) personal characteristics, including such matters as integrity, age, education, diversity of background and experience, absence of potential conflicts of interest with the Company or its operations, and the availability and willingness to devote sufficient time to the duties of a director of the Company; (b) experience in corporate management, such as serving as an officer or former officer of a publicly held company; (c) experience in the Company’s industry and with relevant social policy concerns; (d) experience as a board member of another publicly held company; (e) academic expertise in an area of the Company’s operations; and (f) practical and mature business judgment. The criteria are not exhaustive and the Nominating/Corporate Governance Committee and the Board of Directors may consider other qualifications and attributes which they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board of Directors. The Nominating/Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high-quality business and professional experience. In doing so the Nominating/Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.

Identification and Evaluation of Nominees for Directors.    The Board of Directors believes that, based on the Nominating/Corporate Governance Committee’s knowledge of the Company’s corporate governance principles and the needs and qualifications of the Board at any given time, the Nominating/Corporate Governance Committee is best equipped to select nominees that will result in a well-qualified and well-rounded Board of Directors. Accordingly, it is the policy of the Nominating/Corporate Governance Committee not to accept unsolicited nominations from stockholders. In making its nominations, the Nominating/Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service. Current members with qualifications and skills that are consistent with the committee’s criteria for Board service are re-nominated. As to new candidates, the committee will generally poll the Board members and members of management for recommendations. The committee may also review the composition and qualification of the Boards of Directors of the Company’s competitors, and may seek input from industry experts or analysts. The committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the independent directors and executive management. In making its determinations, the committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating/Corporate Governance Committee makes its recommendation to the Board of Directors. Historically, the Board of Directors has not relied on third-party search firms to identify director nominees.

Prior to recommending this year’s nominees to the Board, the Nominating/Corporate Governance Committee reviewed over twenty-five candidates, who were recommended from various sources, including by the search firm Spencer Stuart. In addition, the Committee met three times to discuss potential nominees for this year’s Annual Meeting. After considering the candidates, the Committee decided to hold in-person interviews with Kaj Ahlmann, Elizabeth A. Murphy and Marshall Geller. Six of the members of the Board were present at these interviews. In coming to its decision on which persons to recommend to the Board, the Committee also considered the Stillwell Group’s nominees. Based on its review of the candidates, the Committee has recommended to the Board that Messrs. Ahlmann and King and Ms. Murphy be nominated for election at this year’s Annual Meeting. In addition, upon Dr. McElwee’s resignation from the Board after the Annual Meeting, the Committee recommended that the Board fill the vacancy by appointing Marshall Geller to the Board of Directors.

Stockholder Communication with Directors

The Company believes that the Annual Meeting provides an opportunity each year for stockholders to communicate directly with our Board of Directors on appropriate matters. In addition, stockholders, at any time, may communicate in writing to the Board of Directors, or the non-management directors as a group, by sending such written communication to Attn: Chairman, Board of Directors, SCPIE Holdings Inc., P.O. Box 1059, Beverly Hills, California, 90213-1059. The Chairman of the Board of Directors will provide a copy or summary of any correspondence either to the full Board of Directors or to the non-management directors, depending upon the addressee of the correspondence.

Code of Business Conduct and Ethics

The Company has established a Code of Business Conduct and Ethics that applies to its officers, directors and employees. The Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder and as a “code of business conduct and ethics” within the meaning of the NYSE listing standards.

Corporate Governance Documents

The Company’s corporate governance documents, including the Executive Committee Charter, Audit Committee Charter, Compensation Committee Charter, Nominating/Corporate Governance Committee Charter, Stock Option and Incentive Bonus Committee Charter, Code of Business Conduct and Ethics and Corporate Governance Guidelines, are available, free of charge, on the Company’s website at www.scpie.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement. The Company will also provide copies of these documents, free of charge, to any stockholder upon written request to SCPIE Holdings Inc., 1888 Century Park East, Suite 800, Los Angeles, California 90067, Attn: Chief Financial Officer.

Summary of Directors’ Compensation

Each non-employee director currently receives an annual retainer of $35,000. Each non-employee director is paid $2,500 per Board meeting. Fees to non-employee directors for participation on committees of the Board of Directors are $2,000 per meeting. The Chairman of the Executive Committee receives an additional annual retainer of $100,000. All non-employee directors are reimbursed for reasonable travel and other expenses incurred to attend meetings of the Board and committees thereof. Mr. Newell is treated as a non-employee director for purposes of director compensation.

In addition, under The Amended and Restated 2003 Equity Participation Plan of the Company, as amended (the “2003 Plan”), each non-employee director of the Company receives stock option grants pursuant to a formula set forth in the 2003 Plan. Pursuant to such formula, any person who, during the term of the 2003 Plan is initially elected to the Board of Directors of the Company and is a non-employee director at the time of such initial election, automatically will be granted an option to purchase 5,000 shares of Common Stock at the fair market value on such date. In addition, during the term of the 2003 Plan, each non-employee director of the Company is granted an option to purchase 5,000 shares of Common Stock on the date of each Annual Meeting of Stockholders at the fair market value on such date. Pursuant to a standing resolution of the Board of Directors, each non-employee director of the Company also is granted on the date of each Annual Meeting of Stockholders either (1) 2,000 shares of restricted Common Stock or (2) 2,000 restricted stock units and dividend equivalents with respect to such units. The restricted stock units represent the right to receive shares of stock on a deferred basis. The issuance of the stock distributable pursuant to a restricted stock unit award will occur on the earliest of: (1) a date or dates specified by the non-employee director pursuant to a timely election, (2) the non-employee director’s termination of directorship, (3) the non-employee director’s death, or (4) a change in control. Under no circumstances may the time or schedule of distribution of stock pursuant to a restricted stock unit award be accelerated. Stock distributable pursuant to a restricted stock unit award will be distributed in a lump sum or in installments over a period of years to be determined at the election of the non-employee director at the time of his or her irrevocable deferral election.

The Southern California Physicians Insurance Exchange, the predecessor of the Company (the “Exchange”), maintained the SCPIE Retirement Plan for Outside Governors and Affiliated Directors (the “Board of Governors’ Retirement Plan”), a nonqualified supplemental retirement plan that provides a $12,000 annual retirement benefit for members of the Exchange’s Board of Governors and directors of affiliated entities who had at least five years of service as defined in the Board of Governors’ Retirement Plan. In connection with the Company’s initial public offering in 1997, the Exchange’s obligations under the Board of Governors’ Retirement Plan became the obligations of SCPIE Management Company, a subsidiary of the Company. Participation in the Board of Governors’ Retirement Plan was frozen on December 31, 1996. Any persons receiving benefits on that date continue to receive them. All other eligible persons under the Board of Governors’ Retirement Plan became 100% vested in the benefits accrued prior to that date and no additional benefits accrued after that date. No additional individuals, including directors of the Company or its subsidiaries, are eligible to participate in the Board of Governors’ Retirement Plan.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth information concerning the compensation of the Company’s President and Chief Executive Officer and the four other most highly compensated executive officers of the Company (collectively, the “Named Executive Officers”) for the years ended December 31, 2005, 2004 and 2003. During such time periods, the Named Executive Officers were compensated by SCPIE Management Company, which is a subsidiary of the Company and currently employs all executives of the Company and its subsidiaries.

Summary Compensation Table

	Annual Compensation					Long-Term Compensation	All Other Compensation (3)
Name and Principal Position(s)	Year	Salary	Bonus (1)	Other Annual Compensation (2)		Securities Underlying Options/SARs
Donald J. Zuk President and Chief Executive Officer	2005 2004 2003	$653,500 626,000 615,000	$127,000 — —	$	— — —	— — 102,000	$145,500 14,350 200,118

Robert B. Tschudy Senior Vice President and Chief Financial Officer	2005 2004 2003	$345,000 325,000 300,000	36,000 — —		— — —	— — 60,000	$14,700 24,735 14,000

Donald P. Newell(4) Senior Vice President and General Counsel	2005 2004 2003	$350,000 350,000 350,000	25,000 — —		— — —	— — —	$28,956 36,191 41,224

Joseph P. Henkes Senior Vice President, Operations and Actuarial Services and Secretary	2005 2004 2003	$270,000 270,000 270,000	28,000 — —		— — —	— — 45,000	$16,777 28,888 84,369

Ronald L. Goldberg Senior Vice President, Marketing and Underwriting	2005 2004 2003	$260,000 250,000 235,000	27,000 — —		— — —	— — 35,000	$29,123 17,062 22,462

(1)	Consists of payments made to the Named Executive Officers under the Annual Incentive Plan or Senior Executive Incentive Bonus Plan. See “Compensation Committee Report on Executive Compensation – Annual Incentive Bonuses” below.

(2)	Perquisites and other personal benefits are excluded because the aggregate amount for each Named Executive Officer is less than the lesser of $50,000 or 10% of the total of annual salary and bonus reported for such Named Executive Officer.

(3)	For 2005, All Other Compensation consists of: Company contributions to the SMC Cash Accumulation Plan of SCPIE (the “401(k) Plan”) of $14,700 for Mr. Zuk, $14,700 for Mr. Tschudy, $10,500 for Mr. Newell, $14,700 for Mr. Henkes and $14,700 for Mr. Goldberg; vacation pay of $2,077 for Mr. Henkes and $14,423 for Mr. Goldberg; above-market interest accrued on deferred compensation of $18,456 for Mr. Newell; and $130,800 of benefits payable to Mr. Zuk under a deferred compensation agreement in three equal annual installments of $43,000 commencing on Mr. Zuk’s “separation from service” (as defined in the agreement). As described below under “Employment Agreements,” the deferred compensation has been granted to Mr. Zuk in order to compensate him for an adjustment of benefits in accordance with the terms of the Company’s supplemental executive retirement plan.

For 2004, All Other Compensation consists of: Company contributions to the 401(k) Plan of $14,350 for Mr. Zuk, $14,350 for Mr. Tschudy, $10,743 for Mr. Newell, $14,350 for Mr. Henkes and $14,350 for

Mr. Goldberg; vacation pay of $10,385 for Mr. Tschudy, $3,462 for Mr. Newell, $14,538 for Mr. Henkes and $2,712 for Mr. Goldberg; and above-market interest accrued on deferred compensation of $21,986 for Mr. Newell.

For 2003, All Other Compensation consists of: Company contributions to the 401(k) Plan of $14,000 for Mr. Zuk, $14,000 for Mr. Tschudy, $11,550 for Mr. Newell, $14,000 for Mr. Henkes and $14,000 for Mr. Goldberg; vacation pay of $27,381 for Mr. Zuk, $15,000 for Mr. Newell, $7,269 for Mr. Henkes and $8,462 for Mr. Goldberg; payments in connection with the Company’s tender offer for all outstanding stock options of the Company with exercise prices equal to or greater than $29.00 of $158,800 to Mr. Zuk and $63,100 to Mr. Henkes; and above-market interest accrued on deferred compensation of $14,674 for Mr. Newell.

(4)	Mr. Newell is treated as a non-employee director for purposes of director compensation. Thus, in addition to the amounts indicated in this table, Mr. Newell receives the annual retainer and meeting fees of a non-employee director. See “Summary of Directors’ Compensation” above. Mr. Newell’s salary for each year indicated includes $200,000 of deferred compensation. See “Employment Agreements” below.

Aggregated Option Exercises In Last Fiscal Year and FY-End Option Values

The following table sets forth information with respect to the exercisable and unexercisable options held by Named Executive Officers as of December 31, 2005.

Name	Shares Acquired on Exercise (1)	Value Realized	Number of Securities Underlying Unexercised Options At Fiscal Year-End		Value of Unexercised In-The-Money Options At Fiscal Year-End
			Exercisable	Unexercisable	Exercisable	Unexercisable
Donald J. Zuk	—	—	170,000	34,000	$1,428,000	$504,900
Robert B. Tschudy			80,000	20,000	758,000	297,000
Donald P. Newell	—	—	22,000	—	61,500	—
Joseph P. Henkes	—	—	75,000	15,000	630,000	222,750
Ronald L. Goldberg	—	—	58,333	11,667	489,995	173,255

(1)	None of the Named Executive Officers exercised options during 2005.

Equity Compensation Plan Information

The following table sets forth information regarding all of the Company’s equity compensation plans as of December 31, 2005.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	934,363	$13.39	765,637
Equity compensation plans not approved by security holders (1)	—	—	—

Total	934,363	$13.39	765,637

(1)	The Company maintains no equity compensation plans not approved by security holders.

Senior Executive Incentive Bonus Plan

The Company’s Board of Directors adopted a Senior Executive Incentive Bonus Plan (the “Senior Plan”) on February 24, 1999, which was approved by the Company’s stockholders at the Annual Meetings of Stockholders held on May 13, 1999 and May 20, 2004, pursuant to which designated executive officers of the Company are eligible to receive bonus payments. The Senior Plan provides an incentive for senior executives to perform superior work, ties the goals and interests of such executives to those of the Company and its stockholders, and enables the Company to attract and retain highly qualified senior executives. The Company believes that the bonuses payable by the Company under the Senior Plan to its senior executives will be fully deductible for federal income tax purposes. As discussed under “Compensation Committee Report on Executive Compensation” below, Donald J. Zuk was the only participant for 2005.

Pension Benefits

The Company maintains a non-contributory defined benefit pension plan, the SCPIE Management Company Retirement Income Plan (the “Retirement Plan”). The Retirement Plan was suspended as to new participants and accrual of additional benefits effective as of December 31, 2000. The Retirement Plan provides each employee with a basic annual benefit at normal retirement (age 65) equal to 1.20% of the employee’s earnings for each year of service with the Company after 1989 (subject to legal limitations) and the employee’s benefit accrued under a prior plan maintained by the Company. Benefits under the Retirement Plan vest after five years of service.

The Company also maintains a supplemental executive retirement plan, as amended (the “SERP”), which enhances the benefits provided under the Retirement Plan to selected employees of the Company, including the Named Executive Officers. The SERP was amended to cease further benefit accruals with respect to certain employees of the Company as of December 31, 2000, and was further amended to suspend further benefit accruals and vesting for all remaining participants as of February 24, 2004. As of January 1, 2006, Messrs. Zuk and Henkes had accrued and vested aggregate annual benefits under the SERP and the Retirement Plan in the amount of $244,308 and $85,079, respectively. Mr. Zuk’s vested aggregate annual benefits under the SERP and the Retirement Plan are approximately $5,700 less than previously reported due to the Company’s discovery that such benefits had been previously overstated in a report prepared by the Company’s independent actuarial firm and delivered to the Company.

Employment Agreements

SCPIE Management Company has in effect an employment agreement with Mr. Zuk, which is guaranteed by the Company. Mr. Zuk’s employment agreement provides for a term expiring on December 31, 2010, at a current salary of $683,000 per annum, with annual increases indexed to increases in the Consumer Price Index for the preceding calendar year. This agreement also provides for payment of bonuses at the discretion of the Board of Directors of SCPIE Management Company, subject to the approval of the Company. In the event of termination of the agreement by SCPIE Management Company under certain circumstances prior to a change in control of SCPIE Holdings Inc., severance pay of up to two years’ salary is due. Mr. Zuk may also terminate the agreement at any time, with or without cause, upon 90 days’ written notice to SCPIE Management Company. In December 2005, SCPIE Management Company and Mr. Zuk entered into a deferred compensation agreement, which is guaranteed by the Company. Under the deferred compensation agreement, the Company is obligated to pay Mr. Zuk three equal annual installments of $43,600 commencing on his “separation from service” (as defined in the agreement) and on the first and second anniversaries thereof. The Board and the Compensation Committee approved the deferred compensation arrangement due to an adjustment made by the Company under the terms of the SERP. The total deferred compensation benefits awarded to Mr. Zuk under the deferred compensation agreement equals the present value of the total amount by which by Mr. Zuk’s SERP benefits were previously overstated. In the event of Mr. Zuk’s death or a “change of control” of the Company, the unpaid balance of his deferred compensation becomes immediately due and payable. A “change of control” under the agreement is defined as a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as defined in Section 409A of the Internal Revenue Code and the Treasury Regulations and Internal Revenue Service guidance thereunder.

The Company has entered into an employment agreement with Mr. Newell relating to his employment as the Senior Vice President and General Counsel of the Company. Mr. Newell’s employment with the Company commenced on January 1, 2001, pursuant to the employment agreement. The employment agreement is reviewed annually and has been extended through December 31, 2006. The employment agreement provides for a current 2006 salary of $375,000, with $200,000 of such amount deferred by the Company, which accrues interest at a rate of 9% per annum, compounded quarterly. The amount of interest accrued during 2005 on the cumulative deferred portion of Mr. Newell’s salary for all years was $86,897. As of December 31, 2005, the cumulative outstanding balance under Mr. Newell’s deferred compensation agreement, including accrued interest, was $1,245,576. The deferred portion of Mr. Newell’s salary for years prior to 2005 is payable to Mr. Newell, together with accrued interest, in equal monthly installments beginning on January 31, 2008 and ending on December 31, 2017, or such different period of time as Mr. Newell elects and the Board of Directors approves in its sole discretion. The amount of deferred compensation and accrued interest for these years becomes immediately due and payable upon certain events, including Mr. Newell’s death or a “change of control” (as defined below) of the Company. For 2005 and 2006, the deferred portion of Mr. Newell’s salary for each such year is payable to him, together with accrued interest, in equal monthly installments beginning on January 31, 2006 and ending on December 31, 2008. The amount of deferred compensation and accrued interest for these years becomes immediately due and payable upon Mr. Newell’s death. The employment agreement provides that Mr. Newell is not entitled to participate in the Company’s annual incentive bonus plan, but may be granted stock options by the Stock Option Committee and will be included in the Company’s standard employment benefits plans.

Change in Control Severance Agreements

The Company has entered into Change in Control Severance Agreements with each of the Named Executive Officers other than Mr. Newell that will provide the officers certain benefits if their employment is terminated within a specified period after a change in control of the Company. The Change in Control Severance Agreements will expire on December 31, 2009. On each January 1, the expiration date of each Change in Control Severance Agreement is automatically extended for an additional one-year period, unless the Company notifies the officer party, on or before September 30 of the prior year, that it does not wish to further extend the Change in Control Severance Agreement with such officer. Under the Change in Control Severance Agreements, all outstanding options granted to the officers under any of the Company’s stock option plans, incentive plans or similar plans become fully vested and exercisable immediately prior to a “change in control” (as defined below). In addition, if an officer’s employment is terminated by the Company other than for “cause” or “disability” (each, as defined in such Change in Control Severance Agreements) or the officer resigns with “good reason” (as defined below) within two years following a change in control transaction involving the Company, the officer will be paid an amount equal to two times (three times for Mr. Zuk) such officer’s base salary and annual bonus plus the value of certain other benefits and payments forgone due to the termination and will continue to receive all employee benefits for two years (three years for Mr. Zuk) after the date of termination. If it is determined that any payments made to an officer pursuant to a Change in Control Severance Agreement would subject such officer to an excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, under certain circumstances such officer will also be paid an additional amount sufficient to put such officer in the same tax position as he or she would have been in had no excise tax been imposed on such payment.

A “change in control” is deemed to occur if:

(a) any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities (subject to limited exceptions pertaining to the acquisition of such voting securities by the Company or an employee benefit plan);

(b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (a), (c), (d) or (e) of this definition) whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then in office who either were directors at the beginning of the period or whose election or nomination was previously so approved, cease for any reason to constitute a majority of the Board of Directors;

(c) the Company consummates a merger or consolidation with any other entity (other than a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent 50% or more of the combined voting power of the Company or the surviving entity or which is effected to implement a recapitalization of the Company in which no person acquires more than 20% of the outstanding voting securities of the Company);

(d) the stockholders of the Company approve a plan of complete liquidation of the Company; or

(e) the Company consummates an agreement providing for the sale or disposition of all or substantially all of the Company’s assets (other than a sale or disposition which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent 50% or more of the combined voting power of the Company or the surviving entity).

An officer is deemed to resign with “good reason” if after a change in control the officer resigns in any of the following circumstances:

(a) the assignment to the officer of duties inconsistent with the duties held immediately prior to the change in control, a significant adverse change in the nature or status of the officer’s responsibilities or conditions of employment, or any other action by the Company which causes a material diminution in the officer’s position, authority, duties or responsibilities;

(b) the Company’s reduction by more than 10% of the officer’s annual total compensation;

(c) the relocation of the Company’s offices at which the officer is principally employed immediately prior to the change in control which results in the one-way commuting distance increasing by more than thirty miles, or the Company’s requiring the officer to be based anywhere other than such offices;

(d) the Company’s failure to pay any portion of the officer’s current compensation or any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven days after the date such compensation is due;

(e) the Company’s failure to continue in effect any material compensation or benefit plan in which the officer participates immediately prior to the change in control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the Company’s failure to continue the officer’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the officer’s participation relative to other participants;

(f) the Company’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform the Change in Control Severance Agreement; or

(g) any purported termination of the officer’s employment that is not effected pursuant to a notice of termination satisfying the requirements of the officer’s Change in Control Severance Agreement.

In addition, a resignation by an officer which occurs within the thirty-day period following the first anniversary of a change in control will have the same affect as a resignation with good reason.

COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Company’s executive compensation program is principally administered by the Compensation Committee of the Board of Directors (the “Compensation Committee”). The Compensation Committee consists of three non-employee directors, who are appointed by the Board.

Compensation Philosophy

The general philosophy of the Compensation Committee is to provide executive compensation programs, including salary, bonus and equity incentive programs, that will enhance the profitability of the Company and its stockholder value by aligning the financial interests of the Company’s executives with those of its stockholders. The Compensation Committee is responsible for the formulation of appropriate compensation plans and incentives for executives of the Company, the recommendation of such plans and incentives to the Board of Directors for its consideration and adoption, the award of equity incentives and the ongoing administration of various compensation programs as may be authorized or directed by the Board. The Compensation Committee also has specific responsibility for the compensation of the Chief Executive Officer, Chief Financial Officer and Senior Vice Presidents. The Chief Executive Officer establishes compensation levels for executives other than the aforementioned senior officers in accordance with the policies established by the Compensation Committee.

The overall goal of the Compensation Committee is to ensure that compensation policies are consistent with the Company’s strategic business objectives and provide incentives for the attainment of these objectives. The compensation program includes three components:

•	Base salary, which is intended to provide a stable annual salary at a level consistent with individual contributions.

•	Variable pay, which links bonus and other short-term incentives to the performance of the Company and the individual executive.

•	Stock ownership and similar long-term incentives, which encourage actions to maximize stockholder value.

Another goal of the Compensation Committee is to ensure that the Chief Executive Officer and other executives are compensated in a manner that is consistent with the Company’s compensation strategy, that is competitive with other companies in the industry and that is equitable within the Company. The Compensation Committee believes that compensation programs must be structured to attract and retain talented executives.

Base Salary

It is the Compensation Committee’s policy to position base executive salaries annually at levels that are competitive within the industry, with consideration for industry standards, the performance of the Company, individual performance and scope of responsibility in relation to other officers and key executives within the Company. These factors are considered subjectively in the aggregate and none of the factors is accorded a specific weight. In selected cases, other factors may also be considered.

For 2005, the Compensation Committee and the Chief Executive Officer increased salaries early in the year for four executive officers. These four officers received increases in base salary ranging from 4% to 7.5%, with an average increase of 5.7%. The Chief Executive Officer also granted base salary increases for 2005 to vice presidents of the Company’s subsidiaries. The average increase was 3.2%.

The Compensation Committee has increased the 2006 base salary of the Company’s executive officers, other than the Chief Executive Officer, with the increases ranging from 5.6% to 11.5% and averaging 7.4%. The Chief Executive Officer continued to receive the annual cost of living increase under his employment contract with the Company. The Chief Executive Officer has also granted base salary increases for 2006 to vice presidents of the Company’s subsidiaries. The average increase is 3.2%.

Annual Incentive Bonuses

The Company has adopted an Annual Incentive Plan for the payment of cash bonuses based on a combination of Company performance in relation to predetermined objectives and individual executive performance for each year under the plan. In recent years, the Company experienced negative results, particularly in its healthcare liability insurance operations outside the State of California and in its assumed reinsurance operations. The Compensation Committee did not adopt formal performance standards for the years 2001 through 2004. Rather it determined to make its own evaluation of individual performance in conjunction with the performance of the Company and its divisions.

For 2005, the Compensation Committee again decided to adopt formal performance standards under the Annual Incentive Plan. Under the Plan, the Committee, together with the Chief Executive Officer, establishes target objectives for operating income and revenue for the year and individual bonus opportunities based on industry comparisons. Plan payouts in relation to target amounts are adjusted upward or downward based on the Company’s performance in relation to targeted operating income and premium revenues. The greater weight is placed on actual operating income. Individual awards are then subject to increase or decrease by 50% based on the individual performance of the executive during the year. Individual targeted bonus opportunities (before adjustment for Company and individual performance) ranged from approximately 15% to 40% of base salary during 2005. Mr. Zuk set the target bonus opportunities for officers other than senior vice presidents and the chief accounting officer.

At the year end, both Company and individual performance are assessed. During 2005, the Company’s premium revenue slightly exceeded the targeted amount, while the operating income fell short of the targeted amount. Based on the Company’s performance in 2005, the Compensation Committee maintained the bonus levels at the targeted percentages, which resulted in bonuses for the executives ranging from approximately $4,000 to $36,000. Mr. Newell, who is not part of the bonus plan, was awarded a bonus of $25,000 for 2005.

Mr. Zuk’s bonus is determined in the same manner under the Senior Plan, except that his targeted bonus opportunity is fixed in advance by the Stock Option and Incentive Bonus Committee. Under this formula, Mr. Zuk received a bonus of $127,000 for 2005.

For 2006, the Committee has again adopted formal performance standards under the Annual Incentive Plan.

Long-Term Incentives

The Compensation Committee is committed to a long-term incentive program for executives, which will encourage participants to promote the long-term growth of the Company. The Compensation Committee believes that management employees should be rewarded with a proprietary interest in the Company for continued outstanding long-term performance and to attract, motivate and retain qualified and capable executives.

In November 1997, the Board of Directors adopted The 1997 Equity Participation Plan of the Company (the “Plan”), which was approved by stockholders at the 1998 Annual Meeting. In October 2001, the Board of Directors adopted an amendment and restatement of the Plan, which was approved by the stockholders at the 2002 Annual Meeting. The Plan was further amended and restated in 2003 to allow directors to receive grants of restricted stock. Under the Plan, the governing committee of the Board of Directors may grant, at its discretion, awards to participants in the form of non-qualified stock options, incentive stock options, a combination thereof or other equity incentives. The maximum number of shares available for grant under the Plan is 1,700,000. The Board of Directors has formed the Stock Option and Incentive Bonus Committee (the “Bonus Committee”) to administer, among other things, the grant of options under the Plan. The Bonus Committee was comprised of three outside directors during 2004.

The Bonus Committee, the Compensation Committee and the Board of Directors are all of the view that it was important to provide equity incentives to the Company’s officers during periods in which cash bonuses are limited due to disappointing operating results. They believe that a high level of executive motivation and future performance can be maintained through such equity incentives as option grants. During 2003, the Bonus Committee granted a number of options to senior officers of the Company and stock appreciation rights to vice presidents of the Company’s subsidiaries. These options and stock appreciation rights were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant, and become exercisable in three cumulative annual installments commencing one year after the date of grant. The Bonus Committee granted no additional options or stock appreciation rights during 2004 or 2005.

The Bonus Committee expects to consider additional option grants, stock appreciation rights or other equity incentives to executives during 2006.

Compensation of Chief Executive Officer

Mr. Zuk’s base salary is set by the terms of his employment agreement with the Company, which has been in effect for a number of years and was amended in 2005 to extend the termination date to December 31, 2010. Under the terms of his employment agreement, Mr. Zuk’s base annual salary is adjusted annually to reflect increases in the cost of living index. During 2005, the base annual salary was $653,500, which, as stated above, was not increased by the Board or the Compensation Committee for 2006, but was contractually increased to $683,000 as a result of increases in the cost of living index during the year.

Mr. Zuk is eligible to participate in all of the Company’s annual and long-term incentive programs. Mr. Zuk is the only officer who was covered by the Senior Plan during 2005. Based on the Company’s performance, Mr. Zuk received a bonus under the Senior Plan for 2005 of approximately $127,000.

Internal Revenue Code Section 162(m)

The Bonus Committee has considered the potential impact of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code adopted under the federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the other senior executive officers, other than compensation that is performance-based under a plan that is approved by the stockholders of the corporation and that meets certain other technical requirements. To appropriately recognize the contribution of the Company’s executive officers to the Company and its stockholders and to exempt bonuses paid to such officers from the $1 million limit of Section 162(m), in 1999, the Compensation Committee and the stockholders adopted and approved the Senior Plan, a performance-based incentive bonus plan, which was re-approved by the stockholders at the 2004 Annual Meeting of the Company. The Senior Plan applies in lieu of the annual incentive bonuses discussed above for executive officers covered by the Annual Incentive Plan. The only officer covered by the Senior Plan in 2005 was Mr. Zuk. The Compensation Committee believes that the Plan, as administered by the Bonus Committee, and the Senior Plan qualify as “performance based” under Section 162(m). Pursuant to its terms, the Senior Plan is required to be approved by the Company’s stockholders at least every five years.

April 20, 2006

COMPENSATION COMMITTEE

Mitchell S. Karlan, M.D. (Chairman)

Wendell L. Moseley, M.D.

Willis T. King, Jr.

STOCK PERFORMANCE GRAPH

The graph below compares the cumulative total stockholder return on the shares of Common Stock of the Company for the period from December 31, 2000, through December 31, 2005, with the cumulative total return on the Standard and Poor’s 500 Index (the “S&P 500 Index”) and the SNL All Property & Casualty Insurance Index (the “SNL Index”) over the same period (assuming the investment of $100 in the Company’s Common Stock, the S&P 500 Index and the SNL Index on December 31, 2000, and the reinvestment of all dividends).

	Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
SCPIE Holdings Inc.	100.00	126.14	30.14	42.33	47.70	99.82
S&P 500	100.00	88.11	68.64	88.33	97.94	102.74
SNL All Property & Casualty Insurance Index	100.00	99.78	93.59	115.80	126.93	138.75

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors (the “Audit Committee”) is composed of independent directors as required by the listing standards of the New York Stock Exchange. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors.

The role of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial statements as well as the Company’s financial reporting process, principles and internal controls. The independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2005, with management and the independent auditors, Ernst & Young LLP (“E&Y”). The Audit Committee has discussed with E&Y the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from E&Y required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with E&Y their independence from the Company. The Audit Committee has also considered whether E&Y’s provision of non-audit services to the Company is compatible with maintaining the their independence.

In connection with the preparation of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the audit of the Company’s consolidated financial statements, E&Y identified a matter that might reasonably be thought to bear on its independence. Seven years before joining the Company in May 2002, Robert Tschudy, Chief Financial Officer, was a partner with E&Y. After leaving E&Y in 1995, Mr. Tschudy was the chief financial officer of another public company until 2001. Based on his prior service with E&Y, Mr. Tschudy was entitled to standard E&Y retirement benefits consisting of fixed annual payments payable at a future date. To date, Mr. Tschudy has not received any E&Y retirement benefit payments as he has not met the requisite age. A portion of the fixed future payments, actuarially estimated to be those expected to be paid in 2016 and thereafter, was not fully funded and therefore could have been viewed as “dependent on the revenues, profits or earnings” of E&Y, which is inconsistent with the auditor independence rules of the Securities and Exchange Commission. On March 9, 2006, Mr. Tschudy and E&Y addressed this matter by transferring the previously unfunded portion of Mr. Tschudy’s retirement benefits into a rabbi trust. The fixed annual amount to be paid to Mr. Tschudy in respect of his E&Y retirement benefits remains unchanged. As a result of the transfer of funds to the rabbi trust, Mr. Tschudy’s E&Y retirement benefit is now fully funded.

After reviewing this matter, E&Y concluded that there was no impairment of its independence for its audits of the fiscal years 2002 through 2005. The Board of Directors and the Audit Committee of the Company concluded that E&Y’s capacity for objective judgment was not and is not diminished and that a reasonable investor would not perceive that an impairment of independence affecting the integrity of the financial statements has occurred.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

Submitted on April 20, 2006, by the members of the Audit Committee of the Company’s Board of Directors.

Ronald H. Wender, M.D. (Chairman)

Jack E. McCleary, M.D.

William A. Renert, M.D.

Willis T. King, Jr.

Principal Accountant Fees and Services

The aggregate fees billed to the Company by Ernst & Young LLP, the Company’s principal accountants, for the fiscal years ended December 31, 2004, and 2005, are as follows:

	2004	2005
Audit Fees	$740,000	$762,000	(1)
Audit-Related Fees	36,000	40,000	(2)
Tax Fees	55,000	88,700	(3)
All Other Fees	88,600	4,000	(4)

(1)	Audit Fees consist of the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K and Annual Report to Stockholders, review of interim financial statements included in the Company’s Quarterly Reports on Form 10-Q, review of internal control over financial reporting in compliance with the Sarbanes-Oxley Act of 2002 and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)	Audit-Related Fees consist of fees for assurance and related services performed by the Company’s independent accountants that are reasonably related to the performance of the audit or review of the Company’s financial statements, including employee benefit plan audits; due diligence related to mergers and acquisitions; and consulting on financial accounting/reporting standards.

(3)	Tax Fees consist of the aggregate fees billed for professional services for tax compliance, tax advice, and tax planning, including preparation of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims; payment planning; tax audit assistance; and tax work stemming from audit-related items.

(4)	All Other Fees consist of other permissible work performed by the Company’s independent accountant that does not meet with the above category descriptions.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of the Company’s auditors.

Representatives of Ernst & Young LLP will be present at the 2006 Annual Meeting, where they will have an opportunity to make a statement if they so desire and answer questions.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of the Company’s Independent Auditors

The Company’s Audit Committee has established a policy that all audit and permissible non-audit services provided by the independent auditors will be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of the Company’s auditors.

Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval and the fees for the services performed to date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 13, 1999, the Board of Directors adopted a stock purchase plan for directors and senior executives, under which the Company offered to sell to each director and senior executive up to 10,000 shares of the Common Stock at a price of $27.94 per share, which was the closing price on the New York Stock Exchange on that date. Under the plan, the Company offered to extend loans, up to a maximum of $280,000 for each participant, to enable the participants to purchase the shares. Each loan is for a term of 10 years, and bears interest at the applicable federal rate for May 1999 for a 10-year loan (5.85%). Interest is payable annually. Each of the directors and senior executives participated in the plan. Amounts outstanding under the loans as of December 31, 2005, are as follows: $279,375 by Messrs. Zuk, Henkes and Newell and Drs. Karlan, McElwee, Moseley, Renert and Ullrich; and $139,688 by Dr. Stoutz. The purpose of the plan was to encourage greater stock ownership in the Company by the directors and senior management.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act generally requires the Company’s executive officers and directors, and persons who own more than 10% of the Common Stock, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Regulations promulgated by the SEC require the Company to disclose in this Proxy Statement any reporting violations with respect to the 2005 fiscal year, which came to the Company’s attention based on a review of the applicable filings required by the SEC. Based solely on a review of copies of the reports furnished to the Company by its officers, directors and security holders and their written representations that such reports accurately reflect all reportable transactions and holdings and that no other reports were required, the Company believes that all of its directors, officers and persons owning more than 10% of the Common Stock have complied with the reporting requirements of Section 16(a).

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Proxy Item 2)

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006 and has further directed that management submit the selection of Ernst & Young LLP for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 1997. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee may reconsider whether or not to retain Ernst & Young LLP in the future. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company.

The vote of the holders of shares of Common Stock having a majority of the voting power present in person or represented by proxy at the Annual meeting, at which a quorum must be present, is required to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006.

The Board of Directors recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006.

ADJOURNMENT AND POSTPONEMENT AUTHORITY

(Proxy Item 3)

The Company may propose to adjourn the Annual Meeting from time to time for the purpose of soliciting additional proxies in favor of any or all of the Company’s proposals contained in this Proxy Statement. The Company currently does not intend to propose adjournment or postponement at the Annual Meeting. If a proposal to adjourn or postpone the Annual Meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, the vote of the holders of shares of Common Stock having a majority of the voting power present in person or represented by proxy at the Annual Meeting, at which a quorum must be present, is required to approve the proposal.

The Board of Directors recommends a vote “FOR” granting managements’ proxies the authority to adjourn or postpone the Annual Meeting to solicit additional proxies.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Proposals that stockholders intend to present at the next Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Proxy Rules of the SEC must be received by                     , 2006, to be eligible for inclusion in the proxy material of that meeting. Proposals and nominations submitted outside the processes of Rule 14a-8 must be received by                     , 2007, to be timely.

OTHER INFORMATION

Proxy Solicitation

Officers and other employees of the Company and its subsidiaries may solicit proxies by personal interview, telephone and telegram, in addition to the use of the mails. None of these individuals will receive special compensation for these services that will be performed in addition to their regular duties. The Company has also retained MacKenzie Partners, Inc. to assist in soliciting proxies. The solicitor’s fee for soliciting proxies is estimated to be approximately $100,000 plus expenses, depending upon the extent of the solicitor’s activities. The Company has also made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares. The Company will reimburse them for reasonable out-of-pocket expenses. The Company will pay the cost of all proxy solicitation.

Miscellaneous

The Company’s management knows of no other matters that are to be brought before the Annual Meeting. If any other matters come properly before the Annual Meeting, the persons designated as proxies will vote on such matters in accordance with their best judgment.

Upon the written request of any person whose proxy is solicited by this Proxy Statement, the Company will furnish to such person without charge (other than for exhibits) a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, including financial statements and schedules thereto, as filed with the SEC. Requests may be made to SCPIE Holdings Inc., 1888 Century Park East, Suite 800, Los Angeles, California 90067, Attention: Robert B. Tschudy.

By order of the Board of Directors,

Joseph P. Henkes
Secretary

1888 Century Park East

Los Angeles, California 90067

                    , 2006

Appendix A

INFORMATION CONCERNING PERSONS WHO MAY BE DEEMED PARTICIPANTS IN THE COMPANY’S SOLICITATION OF PROXIES

The following sets forth the name, principal business address and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which their employment is carried on, of the directors, director nominees and officers of the Company who, under SEC rules, may be deemed “participants” in the Company’s solicitation of proxies from its stockholders in connection with the annual meeting.

Directors and Nominees

The principal occupations of the Company’s directors, director nominees and director designate who may be deemed “participants” in the Company’s solicitation are set forth in the section of this Proxy Statement entitled “Election of Directors (Proxy Item 1)”. Their business address is SCPIE Holdings Inc., 1888 Century Park East, Los Angeles, California 90067.

Officers and Agents

The names and principal occupations of the Company’s officers and agents who are not also directors and who may be deemed “participants” in the Company’s solicitation of proxies are set forth below. Their business address is SCPIE Holdings Inc., 1888 Century Park East, Los Angeles, California 90067.

Name	Principal Occupation
Hammon P. Acuna	Account Management, SCPIE Holdings, Inc.

Howard M. Bender	Consulting Manager, Communications, SCPIE Holdings Inc.

Annie M. Chiang	Account Management, SCPIE Holdings, Inc.

Michael J. Cisneros	Account Management, SCPIE Holdings, Inc.

Lisa M. Cole	Account Management, SCPIE Holdings, Inc.

Ronald L. Goldberg	Senior Vice President, SCPIE Holdings Inc.

William J. Green	Marketing/Sales, SCPIE Holdings, Inc.

Joseph P. Henkes	Senior Vice President, Operations and Actuarial Services and Secretary, SCPIE Holdings Inc.

Matthew K. Lawrence	Policyholder Services, SCPIE Holdings, Inc.

Mary C. Lyon	Underwriting, SCPIE Holdings, Inc.

Edward G. Marley	Vice President, Chief Accounting Officer & Controller, SCPIE Holdings Inc.

Patricia A. Mason	Underwriting, SCPIE Holdings, Inc.

Margaret A. McComb	Senior Vice President, Claims, SCPIE Holdings, Inc.

Hongtram M. Nguyen	Policyholder Services, SCPIE Holdings, Inc.

Richard L. Percival	Policyholder Services, SCPIE Holdings, Inc.

Robert J. Phelps	Marketing/Sales, SCPIE Holdings, Inc.

Teresa A. Pounder	Underwriting, SCPIE Holdings, Inc.

Michelle F. Reed	Policyholder Services, SCPIE Holdings, Inc.

Pamela A. Roberts	Policyholder Services, SCPIE Holdings, Inc.

Lars A. Schilling	Policyholder Services, SCPIE Holdings, Inc.

Appendix A – Page 1

Name	Principal Occupation
Nancy M. Schnurstein	Marketing, SCPIE Holdings, Inc.

Jason R. Sexton	Account Management, SCPIE Holdings, Inc.

Robert B. Tschudy	Senior Vice President and Chief Financial Officer, SCPIE Holdings, Inc.

Timothy D. Trovato	Marketing, SCPIE Holdings, Inc.

DeShawn L. Turner	Policyholder Services, SCPIE Holdings, Inc.

Information Regarding Ownership of the Company’s Securities by Participants

None of the persons listed above under “Directors and Nominees (Proxy Item 1)” and “Officers and Agents” owns any of the Company’s securities of record but not beneficially. The number of shares of Common Stock of the Company held by directors, the director nominees, the director designate, Ronald L. Goldberg, Joseph P. Henkes and Robert B. Tschudy as of April 18, 2006, is set forth in the “Stock Ownership” section of the proxy statement. As of such date, none of the remaining persons, except for the persons listed below, own any shares of Common Stock of the Company.

Name	Number of Shares Beneficially Owned(1)	Percent of Total(1)
William J. Green	420	*
Mary C. Lyon	4,149	*
Edward G. Marley	27,085	*
Margaret A. McComb	65,000	*
Timothy D. Trovato	11,340	*

*	Less than 1%.

(1)	Stock Appreciation Rights are not included in the beneficial ownership totals or in the percent of ownership.

Information Regarding Transactions in the Company’s Securities by Participants

Other than Ronald H. Wender, M.D. and Howard M. Bender, none of the persons listed above under “Directors and Nominees (Proxy Item 1)” and “Officers and Agents” have purchased or sold shares of Common Stock of the Company during the past two years. On August 13, 2004, Dr. Wender sold 3,000 shares of Common Stock of the Company and on September 8, 2005, Mr. Bender sold 1351.4 shares of Common Stock of the Company. Both transactions were in the public market. No part of the purchase price or market value of the shares was represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities and no such funds were borrowed or obtained otherwise than pursuant to a margin account or bank loan in the regular course of business of a bank, broker or dealer.

Miscellaneous Information Concerning Participants

Except as described in this Appendix A or otherwise disclosed in this proxy statement, to the best of the Company’s knowledge, no person listed above under “Directors and Nominees (Proxy Item 1)” and “Officers and Agents” or any of his “associates” beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of the Company or any of its subsidiaries. Furthermore, except as described in this Appendix A or otherwise disclosed in this proxy statement, to the best of the Company’s knowledge, no such person or any of his associates is either a party to any transaction or series of similar transactions since January 1, 2005 or any currently proposed transaction or series of similar transactions (i) to which the Company or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000 and (iii) in which such person or associate had or will have a direct or indirect material interest.

To the best of the Company’s knowledge, except as described in this Appendix A or otherwise disclosed in this proxy statement, no person listed above under “Directors and Nominees (Proxy Item 1)” and “Officers and

Appendix A – Page 2

Agents” or any of his associates has entered into any arrangement or understanding with any person with respect to (i) any future employment with the Company or its affiliates or (ii) any future transactions to which the Company or any of its affiliates will or may be a party. Except as described in this Appendix A or otherwise disclosed in this proxy statement, to the best of the Company’s knowledge, there are no contracts, arrangements or understandings by any of the persons listed under “Directors and Nominees (Proxy Item 1)” and “Officers and Agents” within the past year with any person with respect to any of the Company’s securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. Except as described in this Appendix A or otherwise disclosed in this proxy statement, to the best of the Company’s knowledge, no persons listed under “Directors and Nominees (Proxy Item 1)” and “Officers and Agents” has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the annual meeting of the Company’s stockholders (and no other person who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected, has any such interest).

Appendix A – Page 3

If you have any questions, require assistance in voting your WHITE proxy card,

or need additional copies of proxy material, please call

MacKenzie Partners at the phone numbers listed below.

105 Madison Avenue

New York, NY 10016

proxy@mackenziepartners.com

(212) 929-5500 (Call Collect)

or

TOLL-FREE (800) 322-2885

SCPIE HOLDINGS INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS,                     , 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned Stockholder(s) of SCPIE HOLDINGS INC. (the “Company”) hereby constitutes and appoints Mitchell S. Karlan, M.D., Wendell L. Moseley, M.D., and Donald J. Zuk, and each of them, attorneys and proxies of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of the Company to be held at                                     , on                     , 2006, at                 , Pacific Time, and at any adjournments or postponements thereof for all of the number of shares of Common Stock of the Company that the undersigned has the power to vote, and with all the powers that the undersigned would possess if personally present, as indicated on the reverse side.

The proxies are directed to vote as specified on the reverse side. Except as specified to the contrary on the reverse side, the shares represented by this proxy will be voted FOR all the nominees proposed by the Board of Directors of the Company, FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006 and FOR granting management’s proxies the authority to adjourn or postpone the Annual Meeting to solicit additional proxies and in the discretion of the proxies upon such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The undersigned revokes any prior proxy for such meeting. Receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement is hereby acknowledged.

(Please mark, date and sign on reverse side)

Ù FOLD AND DETACH HERE Ù

WHITE PROXY

The Board of Directors recommends a vote FOR proposals 1, 2 and 3.

PROPOSAL 1:		FOR ALL NOMINEES	WITHHOLD AUTHORITY
Election of Directors		(except as listed below)	to vote for all nominees
Nominees: 01 Kaj Ahlmann 02 Willis T. King, Jr. 03 Elizabeth A. Murphy		☐	☐
Instruction: To withhold authority to vote for any individual nominee, mark the “FOR ALL NOMINEES” box and write that nominee’s name in the space provided below:
--------------------------------------------------------
PROPOSAL 2:	FOR	AGAINST	ABSTAIN
To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006.	☐	☐	☐
PROPOSAL 3:

To consider and vote upon granting discretion to proxies with respect to any motion to adjourn or postpone the meeting to another time and date if such action is necessary to solicit additional proxies in favor of items 1 or 2.

	☐	☐	☐

Mark Here for Address Change or Comments	☐	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
SEE REVERSE SIDE

Important: Please sign exactly as your name appears below. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name, by an authorized person. Each joint tenant should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such

Dated: , 2006

Signature of stockholder

Signature if held jointly

Title

Please mark, date, sign and mail this proxy card promptly!
Ù FOLD AND DETACH HERE Ù

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting are available through 11:59 p.m., Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, dated, signed and returned your proxy card.

Internet www.proxyvoting.com/skp Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, date and sign your proxy card and return it in the enclosed postage-paid envelope.